EXHIBIT 99.1

Continental Materials Corporation Reports Unaudited Second Quarter Results

CHICAGO, Aug. 15, 2017 (GLOBE NEWSWIRE) -- Continental Materials Corporation (NYSE MKT:CUO) today reported net income of $1,028,000, or 61 cents per share for the second quarter ended July 1, 2017 compared to net income of $1,801,000 or $1.08 per share for the second quarter ended July 2, 2016.

Consolidated sales in the second quarter of 2017 were $39,887,000 or $2,834,000 (6.6%) lower than the second quarter of 2016. The Concrete, Aggregates and Construction Supplies (CACS) segment accounted for the majority of the decline in sales. In the second quarter of 2016, the CACS segment reported over $2,800,000 in revenue from a windmill job serviced by a portable plant. There was no such project in 2017.

The operating income in the second quarter of 2017 was $1,655,000 compared to $2,830,000 in the second quarter of 2016. The Door segment reported a 21.4% increase in operating income as job pricing was favorable; however, all other segments reported decreases in operating income. The Evaporative Cooling segment reported a decline of $459,000 as changes in sales mix combined with higher labor and material costs, notably steel, to reduce profitability. The Heating and Cooling segment reported a decline of $260,000, also attributable to higher steel costs and aggressive pricing of fan coil jobs early in 2017. The CACS segment incurred higher material, production and delivery costs in the second quarter of 2017 compared to the prior year second quarter reducing its operating income by $599,000 between periods.

Consolidated sales in the first half of 2017 were $73,990,000, a decrease of $2,959,000 or 3.9% compared to the first six months of 2016. Each segment reported a decline in sales for the current year period. Sales in the CACS segment decreased $1,515,000 (4.6%) primarily due to the 2016 portable plant job noted in the above discussion of the quarter’s sales. Sales in the Evaporative Cooling segment declined $757,000 (4.4%) primarily due to lower volume. Sales in the Heating and Cooling segment decreased $571,000 (3.2%) as furnace sales improved, but fan coil sales lagged prior year levels. Sales in the Door segment declined $116,000 (1.3%).

The operating income for the first six months of 2017 was $1,044,000 compared to $3,682,000 in the first half of 2016. The Door segment reported an 11.5% increase in operating income. The CACS, Evaporative Cooling and Heating and Cooling segments all reported declines in operating profit between the first half of 2017 and the first half of 2016. The declines, $989,000, $969,000 and $729,000, respectively, were primarily due to the same reasons discussed in the quarter results above as well as increased freight costs in the Heating and Cooling segment.

Income taxes are recorded based upon the effective rate for the year estimated at the end of each quarter. The effective rate estimated as of July 1, 2017 and July 2, 2016 was 34.0%.

For further information, see the Company’s Form 10-Q report for the quarterly period ended July 1, 2017.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended January 2, 2016 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION
SUMMARY OF SALES AND EARNINGS
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016

Sales	$39,887,000	$42,721,000	$73,990,000	$76,949,000

Operating income	1,655,000	2,830,000	1,044,000	3,682,000

Interest expense, net	(94,000)	(113,000)	(142,000)	(208,000)

Other (expense) income, net	(4,000)	12,000	16,000	25,000

Income before income taxes	1,557,000	2,729,000	918,000	3,499,000

Provision for income taxes	529,000	928,000	312,000	1,190,000

Net income	$1,028,000	$1,801,000	$606,000	$2,309,000

Net income per basic and diluted share:	$0.61	$1.08	$0.36	$1.39

Average shares outstanding	1,682,000	1,673,000	1,678,000	1,667,000

Contact: Mark S. Nichter
(312) 541-7207